投资世界第一海洋公园及休闲度假产业框架协议书

Framework Agreement of Investment on the World No 1

Marine Park and Holiday Resorts Project

甲方：上海九龙山股份有限公司
Party A: Shanghai Nine Dragon Co. Ltd

乙方：大华建设有限公司（China Architectural Engineering, Inc.）
Party B: China Architectural Engineering, Inc. (CAE)

一、合作背景
Cooperation Background
1.	甲方目前开发的九龙山旅游度假区位居长江三角洲中心，占地10平方公里。通过几年的开发建设，已完成大量基础设施建设；并利用得天独厚的山、海、岛为一体的优美环境，将高尔夫、游艇俱乐部、马球、威斯汀酒店、海景公寓和商业街等融入其中。通过成功发行会员卡与举办大型国际赛事，九龙山在高端社会群体中已享有较高的知名度与美誉度。
The Nine Dragon Holiday Resorts under Party A's development is located in the center of the Yangtze River Delta, covering an area of 10 km2. Over several years' construction there is a great deal of the infrastructure completed; and by taking advantage of the beautiful surroundings of the mountain, sea and island, it has incorporated a golf club, yacht club, polo club, the Westin Hotel, sea view apartments, business streets etc in it. Large international games have been held in Nine Dragons by successfully issuing membership cards so that it now enjoys considerable popularity and reputation in the upscale social group.

2.	乙方为在美国纳斯达克主板上市的企业，在世界上居同类企业榜首。参与设计、建造的项目遍及中国、美国、东南亚、中东等地区，其中包括中国国家大剧院、北京植物园展览温室、上海火车南站、美国纽约第十一大道100号、迪拜地铁站、新加坡滨海湾花园植物冷室等地区标志性建筑。大华建设利用自身的国际融资平台，投资参与九龙山的开发建设，共同打造一个休闲度假产业。
Party B is an American Nasdaq listed corporation, a leading company in the industry of the world. It has been involved in the design and construction of the projects in China, USA, South East Asia, Middle East etc., which include regional landmark buildings such as China National Grand Theatre, Beijing Botanical Garden Conservatory, Shanghai South Railway Station, 100 11th Avenue in New York of USA, Dubai Metro and Conservatory Complex of Gardens by the Bay (Marina South) of Singapore. CAE shall leverage its international financing platform to raise fund and invest in the development and construction of Nine Dragons, and establish a holiday resorts business there.

二、合作基础
Cooperation Foundation
1.	甲方前期已经投入巨资完成大量基础设施建设，九龙山度假区已初具规模。在现有的基础之上，九龙山已经到了迈入世界顶级度假区行列的时刻，需要强有力的合作伙伴参与进来，合力达到目标。
Given that Party A previously invested huge funds in completing a great deal of infrastructure, Nine Dragon Holiday Resorts has taken shape now. It is time that Nine Dragon would step forward to be a top resorts in the world, which needs powerful partners to come in and collaborate to make it true.

2.	乙方有多年经验技术的积累，需要一个世界级的平台建筑自己产品。现将标志性建筑与海洋公园捆绑开发，既可实现乙方永续经营的理念，又带来巨大的投资收益。
Party B has accumulated years of experiences and technologies, and it needs to build its own works on a world-class platform. To develop the landmark building and the ocean park together can not only extend Party B's business operations but also bring huge investment returns.
3.	甲、乙双方在此基础上合作，实现双赢发展。
Given the aforesaid facts, the cooperation between the two parties is practicable and will lead to a win-win development.

三、合作目标
Objectives
1.九龙山游艇俱乐部南部，建造约5万平方米的标志建筑。该项目将组织世界顶级设计师团队，外观设计位居世界之最，内部奢华私密，为居住其中的宾客提供贴身国宾礼仪的服务。
To construct landmark building(s) of about 50,000m2 to the south of the yacht club of Nine Dragon. There will be a world top designers team organized to do this project. Its exterior appearance design will be exceptionally unique while the interior will be extravagant and private. The guests will be treated with attentive services like they are a national guest.
2.	在迪斯尼、环球影城的基础上出发，设计开发建造九龙山海上乐园项目。将各种各样海洋元素植入其中，以营造一个全天候的多功能水上乐园。
Added to Disney and Global Cinema is there the aquatic park of Nine Dragon to be designed and constructed. All kinds of marine elements will be incorporated to create a 24-hours multi-functional aquatic park.

3.	水上乐园南北两侧，建造约50万平方米的配套设施。所有建筑将享受到宽阔的海景及水上乐园的美丽景观。项目将邀请世界顶级的建筑师参与规划与设计，务求以极致尊崇的贵胄气度与完美的空间设计，达到项目的建筑造型及内部空间的独特与高度的舒适。
At the south and north sides of the aquatic park will there be auxiliary facilities of around 500,000m2 to be built. From all the buildings you will be able to enjoy the broad sea view and the beautiful sight of the park. World top architects will be invited and get involved in the planning and design of the project. It aims to create a unique architectural form and extraordinary and highly comfortable interior space by indulging in a pursuit of nobility and perfect space design.

四、合作原则
Cooperation Principles
1.	利用九龙山得天独厚的自然条件，以及现有的三大俱乐部资源，打造标志建筑，服务中国乃至世界。
To create a landmark building based on the uniquely favourite natural environment and the existing three clubs, and serve China and even the World.
2.	双方在原有经验的基础之上，创造节能、环保、生态的空中植物工业园区，和汇集各种各样生物的海洋公园、海洋科普基地。
To create an aerial botanical garden, which is energy-saving, environment friendly and ecological, and an ocean park and marine science base, which collects all kinds of creatures.
3.	合作双方有着共同的理念和目标，本次合作将各种各样最优秀的生活元素，通过科技的手段有机地组合起来，建造一片世人未见的生活乐土。
The cooperating parties have common visions and goals. By the collaboration between the two parties all kinds of quality life elements will be combined by means of technologies to create an unprecedented living paradise.

五、合作内容
Cooperation Items
➢	悉尼歌剧院是澳大利亚的象征。它被公认为20世纪世界七大奇迹之一，是悉尼最容易被认出的建筑，它白色的外表，建在海港上的贝壳般的雕塑体，像飘浮在空中的散开的花瓣，多年来一直令人们叹为观止。它内设音乐厅、歌剧场、戏剧场、儿童剧场和一个摄影场，每个月甚至每星期这里都要举行拍卖会、音乐会和其它各种活动，是悉尼最受欢迎的地方。
Sydney Opera House is the symbol of Australia, which has been recognized as one of the Seven Wonders of the world of 20th century. It is easy to indentify because its white, shell-like sculpture exterior built in the harbor and just like the blossomy petals floating in the air. It features a concert hall, an opera house, a drama house, a children’s theatre and a studio. Thus, actions, concerts and other kinds of activities are held monthly or even weekly in the Sydney Opera House which is the most popular place in Sydney.
➢	艾菲尔铁塔是巴黎的标志之一，被法国人爱称为“铁娘子”。它和纽约的帝国大厦、东京的电视塔同被誉为西方三大著名建筑。此塔90年来，吸引着世界各地的游客，现在每年仍招揽游客300余万人，它的宏伟形象成为巴黎的象征。
Eiffel Tower is one of the hallmarks of Paris and is well known as “Iron lady” by French people. Together with Empire State Building in New York and Tokyo Tower, they are hailed as three well-known west building. 90 years after built up, Eiffel Tower has attracted tourist all over the world and is still attracting more than 3 million visitors every year. Its grand image has become the symbol of Paris.
➢	当这些建筑屹立之时，代表这个国家对旅游产业兴起的信心，对中国而言，这个时代已经到来。
When these buildings stand in their country, it represents that their country has faith in the rise of tourism industry. For China, this moment is coming.

1.	中东帆船酒店位于迪拜海滨的一个人工岛上，外形就如一航行中的风帆。它不仅是建筑，也是颇为罕见的艺术品，引得世界名流蜂拥而至，不知从何时开始，它已取代石油成为了迪拜的象征。帆船酒店每年达到上千万的客流量，所有中东最重要的展览都是在该中心举行，每年举办一百多个国际大型展览。
The Middle East Yacht Hotel is located in an artificial island of Dubai’s seaside, which shape like a voyage on the sailing. It is not only a construction, but also a quite rare works of art and attracted world elites flocking to. The Middle East Yacht Hotel has gradually replaced oil, become the symbol of Dubai and attracted thousands of millions of tourist every year. All of the most important exhibitions are held here and it conducts more than a hundred international exhibitions every year.

九龙山所处的地理位置优越，有山、海、岛一体的美丽环境，高尔夫 、游艇、马会三大俱乐部运营成熟、并拥有会员几千名。酒店、公寓入住在即，有稳定常住人口及快速增加的人流量。结合中央将上海建设成国际“金融中心、物流中心”的目标。双方将以迪拜“帆船酒店”为参照，设计成外形独特的九龙山标志性建筑。该建筑总建筑面积约5万平方米，总投资人民币7亿。整体设计将凌驾帆船酒店之上，贴身服务居住的宾客。顶层如同海景植物生态氧吧，利用风能与太阳能提供动力，入住宾客可利用大楼的独特性能，种植瓜果蔬菜，体验收获乐趣。酒店周边裙楼环绕，用于奢侈品的摆放展示。预计2011年完工，建成后预计收入人民币30亿以上。

Nine Dragon has favourite natural conditions. It is both a mountain and island surrounded by the Sea, where there are three big mature clubs: golf, yacht and jockey, with several thousand members. In addition, there will be steady residential population and rapidly increasing flows of visitors since there will be hotels and apartments ready to be occupied. Given the goal of the Central Government to build Shanghai as an international "finance and logistics center", it is planned to design a landmark building with a unique look by reference to the "sail-shaped hotel" of Dubai. This proposed building will have a gross floor space of around 50,000m2, and its investment fund will be RMB 700 million. Its overall design will surpass that of the sail-shaped hotel, and the guests will be provided with valet-like services. The top floor will be just like an eco botanical oxygen bar with a sea view, and the building will be powered by winds and the sun. By the distinct traits of the building, the guest can grow fruits and vegetables and experience fun of harvest. In the podiums at the perimeter of the hotel will there be luxurious items displayed. This project will bring an estimated annual income of above RMB 3 billion after being completed in 2011 as expected.

2.	日本宫崎海上乐园占地700公顷，呈巨蛋型，是世界最大的海上公园度假胜地。美国乔治亚水族馆乔治亚水族馆是一个集娱乐性，教育性和科研性为一体特点的世界顶级展览中心，它为全世界从事海洋生物研究学者进行经验交流以及为海洋生物发展的多样性提供了良好的学习交流平台。每年可吸引两百万位以上的游客。
Miyazaki Marine Park in Japan is the biggest marine park resort, covering an area of 700 hectares and showing as a dome-type. Georgia Aquarium in America is the world’s top exhibition center, assembling recreational, educational and scientific research features into one whole. Georgia Aquarium which attracts more than two million tourists every year, provides a good exchange platform for the marine biological researchers who engage in exchanging their experience and for the diversity of marine life’s development.

目前海上乐园项目在中国尚属空白，人们与大海嬉戏只停留在几个单一的项目上，对海洋知识的了解极为贫乏。九龙山具备先天的自然条件，又经后天打造为复合型的度假项目，决心建立一个世界第一的海洋世界。双方决定参照日本宫崎县海上乐园及美国乔治亚水族馆等项目兴建水上乐园及海洋科普教育基地，包含各类水上游乐项目、商业配套设施及海洋生物展示，体验不尽的海洋娱乐设施与海底世界的珍奇生物将尽现于人前。该项目总投资10—20亿人民币左右。项目于2009年下半年启动，2011年完工，建成后年人流量达到500万人次，年收入将超过20亿以上。
Currently China is blank of marine park projects. Only several simple marine games are known, and people are scarcely knowledgeable on ocean. In addition to the privileged natural environment and the resorts complex, it is decided to have a world No 1 ocean park built in Nine Dragons. The two parties have decided to create by reference to Seagaia Ocean Dome in Miyazaki of Japan and the American Georgia Aquarium an aquatic park and a marine science base including all kinds of aquatic games, auxiliary commercial facilities and marine creatures display, where people will have great experience through the marine recreation facilities and see the rare submarine creatures. The investment for this project will be around RMB 1 to 2 billion. It is scheduled to start in the second half of 2009 and be completed in 2011. After the completion, it will have 5 million visitors per annum, bringing an annual income of above RMB 2 billion.

3.	投资建造约50万平方米的休闲度假中心，作为地标建筑与海洋公园的配套设施。区内建造风格新颖的空中别墅、特色度假酒店，集疗养、休闲、度假为一体，打造成上海的后花园。客房数量约3000至4000间。建成后收入来源于三个方面：1/3的销售收入，1/3的经营收入，1/3的会员卡收入。项目2009年底启动，预计于2013年底完成。按以往案例预计，销售部分在未建成之前即会售罄。预计总收入可达70亿人民币。

An investment will be made to build a resort center of around 500,000m2 as an auxiliary facility for both the landmark building and the ocean park. In the center will there be villas in novel styles and featuring holiday inns for recuperation, entertainment and vacation, which will form a backyard garden of the Shanghai city. The guest rooms will go around 3000 to 4000. After the completion, it will earn one third of its revenue from sales, one third from business operation and one third from membership fare. The project will commence at the end of 2009 and as expected, be completed in 2013. As per our past project experience, the part for sale will be sold out before the completion. The total revenue is estimated to reach RMB 7billion.

六、主要客源：
Main Sources of Tourists/Clients
九龙山位居长江三角洲的中心宝地，据数据显示：0-1小时，有约600万居住人口；1-2小时，有约3600万居住人口。6小时之内，居住人口多达几亿。九龙山将建成的海洋公园、海洋教育科普基地与休闲度假产业，每年预计接待数以百万的学生和国际游客，同时为老人提供养生养老的一方净土和一个美丽的花园。
Nine Dragons is located at the center of the Yangtze River Delta. As some data show, there are a population of around 6 million within the 0-1 hour's drive, around 36 million people within the 1-2 hours' drive and hundreds of millions within 6 hours' drive. The ocean park, marine science base and resorts center to be built in Nine Dragons Mountain will receive millions of students and overseas tourists per annum and in the mean time, offer a peaceful location and a beautiful garden for senior people to lead their retired life in a healthy way.

七、合作方式 Corporation Mode
1.	由甲方负责与政府相关部门沟通及落实土地、规划指标及交通、基础设施条件，乙方在美国通过资本市场向海外筹资建造。
Party A is responsible to communicate with the relevant departments of Government, execute the guideline of land and layout and create the conditions of traffic and infrastructure. Party B is responsible to raise money for the construction from the Overseas Capital Market in USA.
2.	销售过程中通过银企合作的方式，发行休闲度假卡，筹资滚动开发。
To raise the developing funds through issuing the resort membership card and cooperating with banks and enterprises in the progress of sales
3.	双方利益分配情况，将在协议当中具体明确。
The allocation of benefits between two parties will be defined in the agreement.

八、其他 Others
1.	双方确认每个项目单独签署合作细则，包括投资、建造规模、营运模式等由双方协商解决。
Both the parties agree to sign separate cooperation terms and conditions for each single project, including investment, the size of the construction, and the mode of the operation which will be negotiated by both parties.
2.	本次签订的合作项目尚需报政府获批后正式实施。
The cooperative projects where were signed in the agreement need to be approved by the Government for formal implementation.
3.	本协议一式四份，双方各执二份，双方代表签字、盖章后生效。
There are 4 copies of this agreement and each party will hold two of them. The agreement will become effective immediately upon signature and seal by the representatives of each party.

[SIGNATURE PAGE TO FOLLOW]

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(Signature page)

甲方：上海九龙山股份有限公司				乙方：大华建设有限公司
Party A: Shanghai Nine Dragon Co. Ltd				Part B: China Architectural Engineering, Inc.

签字代表：				签字代表：
Signature:				Signature:

签约日期：	年	月	日	签约日期：	年	月	日
Date:	year	month	day	Date:	year	month	day